Consent of Independent Registered Public Accounting Firm
We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, and to the use of our report, dated February 23, 2011, with respect to the financial statements and financial highlights of Pax MSCI North America ESG Index ETF included in their annual report dated December 31, 2010 that is incorporated by reference into this Post Effective Amendment number 3 to the Registration Statement (Form N-1A No. 333-156141) of Pax World Funds Trust II.
/s/ Ernst & Young LLP
Boston, Massachusetts
April 27, 2011